Exhibit 10.10

June 26, 2007

VIA ELECTRONIC MAIL AND FIRST CLASS MAIL

Paul D. Ross, R.Ph.

Executive Director, Compliance and Regulatory Affairs/

PharMerica Corporate Compliance Officer

3625 Queen Palm Drive

Tampa, FL 33619

Re:	PharMerica, Inc. – Final Corporate Integrity Agreement Modifications

Dear Mr. Ross:

This letter memorializes the final modifications to the Corporate Integrity Agreement (CIA) between our office, PharMerica, Inc., and PharMerica Drug Systems, Inc. PharMerica, Inc. will be referred to herein as “PharMerica.” PharMerica Corp. will be referred to as “Newco.” The modifications below will become effective on the date the above-referenced transaction is closed (“Transaction Date”).

The OIG agrees to modify the following sections of the CIA:

Section II.C (Term and Scope of the CIA)

II.	Term and Scope of the CIA

C.	The scope of this CIA shall be governed by the following definitions:

5.	“Newco Covered Persons” means:

a.	all employees and officers of Newco whose job functions relate to products, items, or services provided by PharMerica;

b.	all contractors, subcontractors and agents engaged by Newco to provide pharmaceutical items or services to patients or to perform billing or coding functions, on behalf of PharMerica;

Paul D. Ross, R.Ph.

June 26, 2007

c.	all contractors, subcontractors and agents engaged by Newco to perform functions related to the marketing of items or services reimbursable by Federal health care programs on behalf of PharMerica;

d.	all contractors, subcontractors and agents engaged by Newco to perform functions related to the preparation of claims or other requests for reimbursement for pharmaceutical items or services to patients on behalf of PharMerica; and

e.	all contractors, subcontractors and agents engaged by Newco to provide functions related to the sale or acquisition of entities that engage in Federal health care .program business, including but not limited to solicitation of sellers, valuation, due diligence, negotiation, drafting and review of documents related to such transactions, excluding lawyers, accountants and financial advisors except those accountants and financial advisors who are acting as agents of Newco in connection with a Covered Transaction (defined below).

Section III (Corporate Integrity Obligations)

III.	Corporate Integrity Obligations

A. Compliance Officer and Committee

1. Compliance Officer. As of the Transaction Date, the Compliance Officer of Newco shall be responsible for developing and implementing policies, procedures, and practices designed to ensure compliance with the requirements set forth in this CIA and with Federal health care program requirements on behalf of PharMerica. The Compliance Officer shall be a member of management of Newco and shall remain required to make periodic (at least quarterly) reports regarding compliance matters of PharMerica directly to the Newco Compliance Committee, and shall be authorized to report on such matters directly to the Newco Compliance Committee and the Chief Executive Officer of Newco and shall have direct or indirect access to the Board or Directors of Newco. The Compliance Officer shall not be the General Counselor Chief Financial Officer of Newco or PharMerica. The Compliance Officer shall be responsible for

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June 26, 2007

monitoring the day-to-day compliance activities engaged in by PharMerica as well as for any reporting obligations created under this CIA. The Compliance Officer function outlined in this Section II.A. 1 shall continue during the Term of this CIA.

Newco shall report to OIG, in writing, any changes in the identity or position description of the Compliance Officer, or any actions or changes that would affect the Compliance Officer’s ability to perform the duties necessary to meet the obligations in this CIA, within 15 days after such a change.

2. Compliance Committee. As of the Transaction Date, Newco shall appoint a Compliance Committee. The Compliance Committee shall continue to include the Compliance Officer and members of senior management responsible for finance, clinical, human resources, legal, sales and operations of PharMerica. The Compliance Committee shall supports the Compliance Officer in fulfilling his/her responsibilities (e.g., assists in the analysis of the organization’s risk areas and oversees monitoring of internal and external audits and investigations). The Compliance Committee function outlined in this Section II.A.2 shall continue during the Term of this CIA.

Newco shall report to OIG, in writing, any changes in the composition of the Compliance Committee, or any actions or changes that would affect the Compliance Committee’s ability to perform the duties necessary to meet the obligations in this CIA, within 15 days after such a change.

B. Written Standards.

1. Code of Conduct. Within 90 days of the Transaction Date, Newco shall adopt and distribute a Code of Conduct to all Covered Persons and Newco Covered Persons, and each Covered Person and Newco Covered Person shall execute a written certification that he or she has received, read, understood, and shall abide by the Code of Conduct. Newco shall make the promotion of, and adherence to, the Code of Conduct an element in evaluating the performance of all employees. The Code of Conduct shall reflect:

a. a commitment to full compliance with all federal, state, and local laws and regulations (which includes Federal health care program requirements);

b. the requirement that all of Newco’s officers, directors, and employees shall be expected to comply with all federal, state and local laws and regulations (which includes Federal health care program requirements);

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June 26, 2007

c. the requirement that all of Newco’s officers and employees shall be expected to report to the Compliance Officer, or other appropriate individual designated by Newco, suspected violations of the Code of Conduct or any Federal, state and local laws and regulations (which includes Federal health care program requirements);

d. the possible consequences to both Newco and individuals of failure to comply with Federal health care program requirements and the failure to report such noncompliance; and

e. the right of all individuals to use the Disclosure Program described in Section III.F, and Newco’s commitment to non-retaliation.

New Covered Persons and Newco Covered Persons shall receive the Code of Conduct and shall complete the form of certification within the later of 90 days after the Transaction Date or 30 days after becoming a Covered Person or Newco Covered Person, whichever is later.

Newco shall periodically review the Code of Conduct to determine if revisions are appropriate and shall make any necessary revisions based on such review. Any revised Code of Conduct shall be distributed within 60 days after any revisions are finalized. Each Covered Person and Newco Covered Person shall certify, in writing, that he or she has received, read, understood, and shall abide by the revised Code of Conduct within 30 days after the distribution of the revised Code of Conduct.

2. Policies and Procedures. Within 90 days after the Transaction Date, Newco shall implement written Policies and Procedures regarding the operation of Newco’s compliance program and its compliance with Federal health care program requirements. At a minimum, the Policies and Procedures shall address:

a. the subjects relating to the Code of Conduct identified in Section III.B. 1;

b. the expectation that all Covered Persons and Newco Covered Persons shall comply with the Code of Conduct, the Policies and Procedures required under this Section, and this CIA; and

c. 42 U.S.C. § 1320a-7b(b) (“Anti-Kickback Statute”) and related regulations and guidance; business or financial arrangements or contracts that may violate the Anti-Kickback Statute; and the applicability of the Anti-Kickback statute to Covered Transactions as that term is defined in Section II.C.3.

Paul D. Ross, R.Ph.

June 26, 2007

Within 120 days after the Transaction Date, the relevant portions of the Policies and Procedures shall be distributed to all individuals whose job functions relate to those Policies and Procedures. Appropriate and knowledgeable staff shall be available to explain the Policies and Procedures.

At least once per fiscal year of Newco (and more frequently, if appropriate), Newco shall assess and update as necessary the Policies and Procedures. Within 30 days after the effective date of any revisions, the relevant portions of any such revised Policies and Procedures shall be distributed to all individuals whose job functions relate to those Policies and Procedures.

C. Training and Education.

1. General Training. Within 90 days after the Transaction Date, Newco shall provide at least one hour of General Training to each Covered Person and Newco Covered Person who was not a Covered Person before the Transaction Date. This training, at a minimum, shall explain the CIA requirements and Newco’s Compliance Program (including the Code of Conduct) as supplemented by this CIA. New Covered Persons and Newco Covered Persons shall receive the General Training described above within 30 days after becoming employed or engaged, or within 90 days after the Transaction Date, whichever is later. After receiving the initial General Training described above, each Covered Person who is an employee and Newco Covered Person shall receive at least one hour of General Training per fiscal year of PharMerica beginning on January 1, 2007.

2. Anti-Kickback Training. Within 90 days after the Transaction Date, each Relevant Covered Person who was not a Relevant Covered Person before the Transaction Date shall receive no less than two hours of training addressing:

a. Arrangements that potentially implicate the Anti-Kickback Statute and related regulations and guidance;

b. the policies, procedures and other requirements relating to Arrangements and the Anti-Kickback Statute, including the “Covered Transactions Procedures” (as defined in, and required by, Section III.D.l);

c. the personal obligation of each Relevant Covered Person to know the applicable legal requirements and Newco’s policies and procedures;

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June 26, 2007

d. the legal sanctions under the Anti-Kickback Statute; and

e. examples of violations of the Anti-Kickback Statute.

New Relevant Covered Persons shall receive this training within 30 days after becoming employed or engaged, or within 90 days after the Transaction Date, whichever is later. A PharMerica or Newco employee who has completed the Anti-Kickback Training shall review the work of a new Relevant Covered Person on a Covered Transaction until such time as the new Relevant Covered Person completes his or her Anti-Kickback Training.

After receiving the initial Anti-Kickback Training described in this Section, each Relevant Covered Person shall receive at least one hour of Anti-Kickback Training per fiscal year of PharMerica beginning on January 1, 2007.

5. Update of Training. PharMerica or Newco shall at least once per fiscal year of PharMerica review the training programs developed to satisfy the requirements of this Section III.C, and, where appropriate, update the training to reflect changes in Federal health care program requirements, any issues discovered during internal audits, the Covered Transactions Procedures, and any other relevant information.

6. Training Methods. PharMerica or Newco may provide the training required under this CIA through videotape, DVD, appropriate computer-based training approaches, or other comparable methods not involving in-person training. If Newco or PharMerica chooses to provide training pursuant to any such method, it shall make available at reasonable times appropriately qualified and knowledgeable staff or trainers to answer questions or provide additional information to the individuals receiving such training.

7. Entities. Where a Covered Person or Relevant Covered Person is an entity, the General Training obligations under this CIA shall be met so long as the training is provided to a member of management of the entity. Newco or PharMerica shall require the entity to take reasonable steps to apprise its employees and other personnel regarding the content of the training. In addition, Newco or PharMerica shall require such entities to do the following:

a.	agree to abide by the Code of Conduct or adopt its own Code of Conduct addressing substantially all of the requirements of Section III.B.l;

b.	distribute the following materials to its employees and

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subcontractors working on PharMerica matters: (1) Newco’s or its own Code of Conduct; (2) copies of relevant Newco policies and procedures relating to the work of the entity; and (3) information about the Disclosure Program, including the hotline number (as described in Section III.F);

c.	provide, either directly or through Newco, Anti-Kickback Training (as described in Section III.C.2) to its employees and subcontractors to the extent they are involved with the development, approval, management, or review of any of PharMerica’s Arrangements;

d.	certify to PharMerica or Newco that all employees and subcontractors working on PharMerica matters have: (1) been screened to exclude Ineligible Persons in accordance with the requirements of Section III. G of the CIA; (2) received a copy of Newco’s Code of Conduct or its own Code of Conduct, copies of relevant Newco policies and procedures, and information about Newco’s Disclosure Program (including the hotline number); and (3) to the extent applicable, received Anti-Kickback training.

D. Compliance with the Anti-Kickback Statute.

1. Covered Transactions Procedures. To the extent not already accomplished, as of the Transaction Date, Newco shall create or adopt procedures reasonably designed to ensure that Covered Transactions entered into from and after the Transaction Date do not violate the Anti-Kickback Statute, taking into account the related regulations and guidance (“Covered Transactions Procedures”). These Covered Transactions Procedures shall apply to Covered Transactions entered into from and after the Transaction Date and shall include the following:

a. creating and maintaining a database of all Covered Transactions containing, at minimum (i) the name(s) of the acquiring and selling party(ies), (ii) the type of transaction (e.g., stock or asset acquisition), (iii) the purchase price, (iv) the name of the individual that provided the “Management Representation” as required by III.D.1.c, (v) the name of counsel who conducted the legal review required by Section III.D.1.d and the date the “Completion Memo” required by such Section was prepared by such counsel, (vi) the date of the closing of the Covered Transaction, and (vii) the file number for the Covered Transaction, as required by Section III.D.1.e (“Covered Transactions Database”);

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June 26, 2007

b. requiring that the agreement governing the Covered Transaction and all related arrangements between the parties thereto be set forth in writing and signed by, as applicable, PharMerica and the other parties thereto;

c. requiring that a written representation be obtained from the most senior member of Newco management involved in the Covered Transaction that the entirety of the arrangement between the parties to the Covered Transaction is reflected in written agreements and documents that were supplied to counsel conducting the review required by Section III.D.l.d (“Management Representation”);

d. establishing and implementing a written review and approval process that includes but is not limited to a legal review by counsel with expertise in the Anti-Kickback Statute and the creation of appropriate documentation of all such reviews and approvals, the purpose of which is to ensure that no Covered Transaction is consummated until such counsel has prepared a written memorandum (“Completion Memo”) attesting to (i) the general completion of such review and approval process, (ii) the receipt of the Management Representation, and (iii) the completion of counsel’s own review of the Covered Transaction under Federal health care program requirements;

e. assuring that Newco maintains a complete file (and assigns a number to such file permitting ready retrieval) for each Covered Transaction, which file shall contain, at minimum (i) all of the written agreements and documents required by Section III.D.1.b, (ii) the Management Representation, and (iii) the Completion Memo;

f. requiring that the Compliance Officer review the Covered Transactions Database, Covered Transaction review and approval process required by Section III.D.l.d, and other Covered Transactions Procedures on at least a quarterly basis and provide a report on the results of such review to the Compliance Committee; and

g. implementing an effective response when violations of the Anti-Kickback Statute are discovered; such effective response may include disclosure of the violation to the OIG, unwinding the Arrangement, and repaying any associated Overpayments pursuant to Section 111.1 (Reporting) when appropriate.

Paul D. Ross, R.Ph.

June 26, 2007

2. Records Retention and Access. Newco shall retain and make available to OIG, upon request, the Covered Transactions Database and all supporting documentation of the Covered Transactions subject to Section and, to the extent available, all non-privileged communications related to such Covered Transactions.

Section III.G.1 (Ineligible Persons)

c. “Screened Persons” include officers, directors, employees, contractors, and agents of PharMerica and Newco (excluding employees, subcontractors or agents of any such contractors or agents).

To the extent that obligations imposed upon PharMerica in the CIA are not expressly addressed herein, the OIG will require, as of the Transaction Date, that Newco fulfill those obligations on behalf of PharMerica. Further, no provisions, other than those delineated above and as previously indicated, are modified by this letter. Please counter-sign this letter where indicated below if you agree to the modifications as set forth herein.

Lastly, as we discussed on June 20, 2007, should PharMerica or Newco need additional time in which to complete the training and education requirements under Section III.C of the CIA, PharMerica or Newco should submit a request for an extension pursuant to Section X.B of the CIA. As long as PharMerica and Newco are making good faith efforts to complete the training and education requirements, I do not anticipate that a request for an extension will be denied. I may be reached at (202) 205-0573 if you have any questions or wish to discuss this matter. Thank you for your assistance and cooperation.

Very truly yours,

S. Jnatel Simmons
Senior Counsel

Counter-signed and Agreed to by:

Paul D. Ross, R.Ph.	Date
Executive Director, Compliance and Regulatory Affairs/
PharMerica Corporate Compliance Officer

Cc:	Tamara Scoville, Esq. (via electronic mail only)